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EXHIBIT 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition by Advent Software, Inc. (Advent) of Kinexus Corporation ("Kinexus") on February 14, 2002. The unaudited pro forma condensed combined financial information is based on the following:

        1.    Our audited historical consolidated financial statements as of December 31, 2001 and for the year then ended;

        2.    Kinexus's audited historical financial statements as of December 31, 2001 and for the year then ended;

        3.    Unaudited pro forma adjustments as described in the accompanying notes.

        The unaudited pro forma condensed combined balance sheet at December 31, 2001 gives effect to the acquisition of Kinexus as if it occurred as of December 31, 2001. The unaudited pro forma condensed combined statement of operations for the year December 31, 2001 gives effect to the acquisition of Kinexus as if it occurred as of January 1, 2001.

        The related adjustments are described in the accompanying notes. The unaudited pro forma condensed combined financial information is based upon available information and certain assumptions set forth in the notes to the unaudited pro forma condensed combined financial information, which have been made solely for purposes of developing such unaudited pro forma financial information. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the acquisition of Kinexus occurred as of the pro forma dates specified above, or to project our results of operations or financial condition for any future period or date.

        The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2001, Kinexus's historical financial statements and notes, the latter of which are included herein.

ADVENT SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2001
(in thousands)

	Advent	Kinexus	Pro Forma Adjustment			Pro Forma Consolidated Advent
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$288,550	$31	$(34,003 (3,777	) )	(a) (b)	$250,801
Accounts receivable, net	49,930	468				50,398
Prepaid expenses and other	9,451	268	(1,100)		(c)	8,619
Deferred income taxes	10,935	—	5,559		(d)	16,494

Total current assets	358,866	767	(33,321)			326,312
Fixed assets, net	26,090	6,313				32,403
Deferred income taxes	3,147	—	34,248		(d)	37,395
Goodwill, net	12,650	1,466	32,336 (1,466)		(g) (h)	44,986
Identifiable intangibles, net	21,675	—	16,500		(f)	38,175
Other assets	31,247	1,440	3,777 (415)		(b) (e)	36,049

Total assets	$453,675	$9,986	$51,659			$515,320

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,408	$5,300				$7,708
Accrued liabilities	13,520	14,630	$11,101 3,035 817		(j) (k) (n)	43,103
Deferred revenues	25,907	5,089	(1,100)		(c)	29,896
Income taxes payable	5,767	—				5,767
Notes payable to related party	—	6,509	(415)		(e)	6,094

Total current liabilities	47,602	31,528	13,438			92,568
Long-term liabilities	1,684	—	8,179		(i)	9,863

Total liabilities	49,286	31,528	21,617			102,431
Redemable preferred stock	—	117,392	(117,392)		(l)	—
Stockholders' equity:
Common stock	342	1	(1)		(l)	342
Additional paid-in capital	317,548	17,876	(17,876 8,500)		(l) (m)	317,548 8,500
Retained earnings / (accumulated deficit)	86,621	(156,811)	156,811		(l)	86,621
Cumulative other comprehensive income (loss)	(122)	—				(122)

Total stockholders' equity	404,389	(138,934)	147,434			412,889

Total liabilities and stockholders' equity	$453,675	$9,986	$51,659			$515,320

ADVENT SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(in thousands, except per share data)

	Advent	Kinexus	Pro Forma Adjustments		Pro Forma Consolidated Advent
Revenues:
License and development fees	$83,587	$—			$83,587
Maintenance and other recurring	67,699	8,865	$(176)	(o)	76,388
Professional services and other	18,929	—			18,929

Net revenues	170,215	8,865	(176)		178,904

Cost of revenues:
License and development fees	6,497	—			6,497
Maintenance and other recurring	16,955	16,101	(176)	(o)	32,880
Professional services and other	6,190	—			6,190

Total cost of revenues	29,642	16,101	(176)		45,567

Gross margin	140,573	(7,236)	—		133,337

Operating expenses:
Sales and marketing	52,229	5,063			57,292
Product development	27,426	14,426			41,852
General and administrative	14,824	11,356			26,180
Restructuring		5,559			5,559
Amortization of intangibles	4,694	879	(879 5,583)	(p) (q)	10,277

Total operating expenses	99,173	37,283	4,704		141,160

Income (loss) from operations	41,400	(44,519)	(4,704)		(7,823)
Interest and other income, net	6,273	176	(1,427)	(r)	5,022

Income (loss) before income taxes	47,673	(44,343)	(6,131)		(2,801)
Provision for (benefit from) income taxes	16,208	—	(17,356)	(s)	(1,148)

Net income (loss)	$31,465	$(44,343)	$11,225		$(1,653)

Net income (loss) per share data:
Basic:
Net income (loss) per share	$0.98				$(0.05)

Shares used in per share calculations	32,148				32,148

Diluted:
Net income (loss) per share	$0.89				$(0.05)

Shares used in per share calculations	35,383				32,148

ADVENT SOFTWARE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1—BASIS OF PRESENTATION

        On February 14, 2002, Advent acquired the Kinexus Corporation ("Kinexus"), which provides internal account aggregation, and manual data management services which will be used in our Advent TrustedNetwork service. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets and liabilities acquired on the basis of their respective fair values on the acquisition date. We acquired Kinexus at amounts exceeding the tangible and identifiable intangible fair values of assets and liabilities resulting in goodwill of $29.5 million in order to further increase our deployment of Advent TrustedNetwork.

        The total purchase price of approximately $45.5 million consisted of cash upon closing of $34.0 million, a warrant to purchase 165,176 shares of our common stock valued at $8.5 million and acquisition costs of $3 million. The warrant has an exercise price of $0.01 per share, is immediately exercisable, and expires on January 1, 2003. The fair value of the warrant was calculated using the Black-Scholes method using the following assumptions: fair value of common stock of $51.34 per share, interest rate of 3%, volatility of 65.9% and a dividend rate of zero. There is $3.8 million of additional contingent consideration that is held in escrow for 14 months, which if released will be recorded as additional goodwill. There is also a potential additional earn-out distribution to shareholders of up to $115 million over the next two years in cash and stock under a formula based on revenue and expenses, which if earned will be recorded as additional goodwill. The preliminary allocation of the purchase price to tangible and intangible assets and liabilities at February 14, 2002 is summarized below:

Description	Estimated Remaining Useful Life	Balance at February 14, 2002
		(in thousands)
Goodwill		$29,388
Existing Technologies	3 years	3,900
Existing Technologies—Internal	2 years	500
Core Technologies	3 years	2,100
Trade Name / Trademarks	3 years	600
Contracts and Customer Relationships	3 years	9,400
Tangible Assets		3,591
Net Deferred Tax Assets		39,807
Liabilities Assumed		(43,748)

Total Purchase Price		$45,538

        Liabilities assumed of $43.7 million include cash advances from Advent of $4.9 million and estimated change-in-control separation obligations of $11.1 million. The purchase price is subject to further refinement and change over the next year due primarily to assessing the liabilities assumed. The amount allocated to intangibles was determined based on management's estimates using established valuation techniques.

NOTE 2—UNAUDITED PRO FORMA ADJUSTMENTS

  (a)
  Reflects the cash we paid to Kinexus shareholders as of the acquisition date.

  (b)
  Reflects the amount deposited in escrow of contingent consideration to be paid to Kinexus at the end of 14 months if conditions are met.

  (c)
  Reflects the elimination of prepaid services that we purchased from Kinexus/GreenTrak and that were reflected as Kinexus deferred revenue.

  (d)
  Reflects the net deferred tax assets realizable by us in future years.

  (e)
  Reflects the elimination of a cash advance we made to Kinexus as of December 31, 2001. At February 14, 2002, the cash advances amounted to $4.9 million.

  (f)
  Reflects the estimated identifiable intangible assets resulting from the acquisition of Kinexus based on the purchase price allocation described in Note 1.

  (g)
  Reflects the estimated goodwill resulting from the acquisition of Kinexus based on the purchase price allocation described in Note 1. The goodwill calculated in Note 1 is not the same as the unaudited pro forma adjustment goodwill as it is based on the net assets and liabilities on the acquisition date of February 14, 2002 versus the pro forma date of acquisition of December 31, 2001.

  (h)
  Reflects the elimination of Kinexus's historical goodwill related to its acquisition of GreenTrak, Inc.

  (i)
  Reflects the long-term portion of estimated accrued lease exit costs for Kinexus' lease commitment assumed as part of the acquisition, which have no future benefit to us.

  (j)
  Reflects the estimated change-in-control separation obligations that were a result of the Kinexus acquisition.

  (k)
  Reflects the acquisition cost we incurred as part of the acquisition.

  (l)
  Reflects the elimination of Kinexus' equity and redeemable preferred stock.

  (m)
  Reflects the issuance of a warrant to purchase our common stock issued as part of acquisition of Kinexus as described in Note 1.

  (n)
  Reflects the short-term portion of estimated accrued lease exit costs for Kinexus' lease commitment assumed as part of the acquisition, which have no future benefit to us.

  (o)
  Reflects the elimination of inter-company revenue and expense.

  (p)
  Reflects the elimination of Kinexus' amortization of historical goodwill.

  (q)
  Reflects the amortization of identifiable intangible assets resulting from the Kinexus acquisition over their estimated useful lives of two to three years, as if the acquisition had occurred on January 1, 2001.

  (r)
  Reflects the elimination of interest income related to the cash used in the acquisition of Kinexus. The assumed interest rate was 2.7%, which is based upon the current estimated rate of return on our short-term investments.

  (s)
  Reflects the estimated adjustment required to reflect the pro forma tax benefit on the unaudited pro forma pre tax loss using a federal and state combined statutory tax rate of 41%.

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  EXHIBIT 99.3
UNAUDITED PRO FORMA FINANCIAL INFORMATION
ADVENT SOFTWARE, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2001 (in thousands)
ADVENT SOFTWARE, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 (in thousands, except per share data)
ADVENT SOFTWARE, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION